Exhibit 99.1

RENT-WAY REPORTS FISCAL 2003 FOURTH QUARTER AND

FULL YEAR FINANCIAL RESULTS

ERIE, PA., November 13, 2003/PR Newswire — First Call — Rent-Way, Inc. (NYSE: RWY) today reported financial results for its fourth quarter and fiscal year ended September 30, 2003. As a result of the company’s sale of 295 stores earlier this year, all historical results reported in this news release have been reclassified to account for those stores as discontinued operations.

The Company reported consolidated revenues of $118.9 million for its fourth fiscal quarter, versus $117.8 million in the same quarter of last fiscal year. Revenues from the Company’s core rental business (which excludes the company’s dPi Teleconnect unit) were $111.7 million versus $109.3 million in the same quarter last year. Same store revenues increased 2.5% vs. last year’s quarter. Consolidated operating income in the fiscal fourth quarter of 2003 was $9.3 million up from consolidated operating income of $5.8 million in the same period last year. Consolidated net loss for the quarter was $0.6 million versus a consolidated net loss of $7.9 million last year. The net loss available to common stockholders was $1.0 million, or $(0.04) per share compared with a net loss of $7.9 million, or $(0.31) per share, in the 2002 fourth quarter.

The Company reported consolidated revenues of $491.3 million for fiscal 2003, versus $493.4 million in the prior year. Revenues from the Company’s core rental business were $456.0 million versus $455.6 million last year. For the full fiscal year, same store revenues increased 0.8%. Consolidated operating income for fiscal year 2003 was $36.5 million versus $23.4 million in the prior year. Consolidated net loss for the year was $29.4 million, versus a consolidated net loss of $76.5 million last year. The net loss for fiscal 2003 was unfavorably impacted by a $14.0 million expense for the settlement of the class action lawsuit and a $15.8 million loss from discontinued operations. The net loss for fiscal 2002 was unfavorably impacted by a $41.5 million goodwill write-off. The net loss available to common stockholders for fiscal 2003 was $29.9 million, or $(1.16) per share compared with a net loss of $76.5 million, or $(3.06) per share, in the prior year.

“The investments we have made and the tireless efforts expended by our team to grow our business are beginning to pay off. Our same store sales increase exceeded our expectations in the last quarter. For the year we increased our active rental agreement count by over 19,000 compared to losing over 26,000 in fiscal 2002. This performance demonstrates the capabilities of a focused, well financed Rentway operations team, ” stated William E. Morgenstern, Rent-Way’s Chairman and CEO. “Let me assure you that while we acknowledge the results our team achieved in 2003, we understand the final measurement of our team’s strength and long term potential is operating the company profitably. By continuing to invest in our people and marketing, it is our intention to deliver on that measurement in 2004.”

The company reported EBITDA for the 2003 fourth quarter and fiscal year of $13.8 million and $57.6 million, respectively. Fiscal 2002 fourth quarter and full year EBITDA was $12.2 million and $50.3 million, respectively. EBITDA for the company is operating income plus depreciation of property and equipment and amortization of goodwill and other intangibles. The Company believes EBITDA provides investors useful information regarding its ability to service its debt and generate cash for other purposes, including for capital expenditures and working capital. The Company reported net cash provided by (used in) operations for the fourth quarter and fiscal year of $22.8 million and ($23.3 million), respectively. Fiscal 2002 fourth quarter and full year net cash provided by operations was $35.8 million and $48.7 million, respectively. A reconciliation of EBITDA to net cash provided by (used in) operating activities is presented in the chart of supplemental information attached to this release.

The Company expects core rental business revenues (which excludes the company’s dPi Teleconnect unit) for fiscal 2004 to be $461 million to $470 million and operating income to be $38.9 million to $43.6 million. The quarterly breakdown is as follows:

Quarter	Revenue	Operating Income
December 31, 2003	$113-$114 million	$6.5-$7.5 million
March 31, 2004	$119-$122 million	$11.3-$12.8 million
June 30, 2004	$115-$118 million	$10.9-$12.3 million
September 30, 2004	$114-$116 million	$10.2-$11.0 million

About Rent-Way

Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 753 stores in 33 states.

Safe-Harbor Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “projects,” “anticipates,” “believes,” “expects,” “intends,” “will,” “may” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies, (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls, (3) the company’s ability to retain existing senior management and to attract additional management employees, (4) general economic and business conditions, including demand for the company’s products and services, (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction, (6) competition in the rental-purchase industry, including competition with traditional retailers, (7) the company’s ability to make principal and interest payments on its high level of outstanding debt, and (8) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.

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RENT-WAY, INC. SELECTED BALANCE SHEET DATA (all dollars in thousands)

	September 30, 2003	September 30, 2002
	(Unaudited)	(Unaudited)
Cash and cash equivalents	3,303	7,295
Prepaid expenses	8,144	10,361
Rental merchandise, net	171,982	147,608
Total Assets	458,327	510,794
Accounts payable	30,244	17,643
Debt	214,592	277,207
Total Liabilities	335,547	374,197
Shareholders' Equity	106,789	136,597

RENT-WAY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (all dollars in thousands, except per share data)

	For the three months ended September 30,				For the three months ended September 30,
	2003		2003		2002		2003
	(unaudited)		(unaudited)		(unaudited)		(unaudited)
Revenues:
Rental revenue	$97,000	81.6%	$93,877	79.7%	$397,420	80.9%	$394,036	79.9%
Prepaid phone service revenue	7,123	6.0%	8,504	7.2%	35,319	7.2%	37,740	7.6%
Other revenue	14,735	12.4%	15,455	13.1%	58,571	11.9%	61,594	12.5%

Total Revenue	118,858	100.0%	117,836	100.0%	491,310	100.0%	493,370	100.0%
Costs and operating expenses:
Depreciation and amortization:
Rental merchandise	30,203	25.4%	29,765	25.3%	122,287	24.9%	133,416	27.0%
Property and equipment	4,325	3.6%	5,963	5.1%	19,717	4.0%	24,636	5.0%
Amortization of goodwill and other intangibles	147	0.1%	438	0.4%	1,360	0.3%	2,277	0.5%
Cost of prepaid phone service	4,583	3.9%	5,511	4.7%	21,871	4.5%	23,697	4.8%
Salaries and wages	32,098	27.0%	30,363	25.8%	130,700	26.6%	121,199	24.6%
Advertising, net	5,194	4.4%	6,128	5.2%	22,251	4.5%	27,084	5.5%
Occupancy	8,328	7.0%	7,406	6.3%	32,847	6.7%	31,715	6.4%
Restructuring costs	43	0.0%	--	0.0%	3,046	0.6%	--	0.0%
Other operating expenses	24,656	20.7%	26,447	22.4%	100,738	20.5%	105,977	21.5%

Total costs and operating expenses	109,577	92.2%	112,021	95.1%	454,817	92.6%	470,001	95.3%
Operating income	9,281	7.8%	5,815	4.9%	36,493	7.4%	23,369	4.7%
Other income (expense):
Settlement of class action lawsuit	--	0.0%	--	0.0%	(14,000)	-2.8%	--	0.0%
Interest expense	(8,160)	-6.9%	(9,719)	-8.2%	(36,171)	-7.4%	(44,440)	-9.0%
Interest income	16	0.0%	25	0.0%	93	0.0%	357	0.1%
Other income (expense), net	(675)	-0.6%	(491)	-0.4%	4,028	0.8%	2,364	0.5%

Income (loss) before income taxes	462	0.4%	(4,370)	-3.7%	(9,557)	-1.9%	(18,350)	-3.7%

Income tax expense	850	0.7%	1,897	1.6%	4,040	0.8%	16,483	3.3%

Loss before change in accounting principle
and discontinued operations	(388)	-0.3%	(6,267)	-5.3%	(13,597)	-2.8%	(34,833)	-7.1%;
Cumulative effect of change in accounting principle	--	0.0%	--	0.0%	--	0.0%	(41,527)	-8.4%
Loss from discontinued operations	(194)	-0.2%;	(1,591)	-1.4%	(15,780)	-3.2%	(112)	0.0%

Net loss	$(582)	-0.5%	$(7,858)	-6.7%	$(29,377)	-6.0%	$(76,472)	-15.5%

Amortization of deemed dividend and accretion of preferred
stock	(389)	-0.3%	--	0.0%	(513)	-0.1%	--	0.0%

Loss available to common shareholders	$(971)	-0.8%	$(7,858)	-6.7%	$(29,890)	-6.1%	$(76,472)	-15.5%

Loss per common share:
Basic loss per common share
Loss before change in accounting
principle and discontinued operations		$(0.03)		$(0.24)		$(0.55)		$(1.39)

Net loss		$(0.04)		$(0.31)		$(1.16)		$(3.06)

Diluted loss per common share
Loss before change in accounting
principle and discontinued operations		$(0.03)		$(0.24)		$(0.55)		$(1.39)

Net loss		$(0.04)		$(0.31)		$(1.16)		$(3.06)

Weighted average common shares outstanding:
Basic	25,780	25,671	25,780	25,021

Diluted	25,780	25,671	25,780	25,021

Calculation of EBITDA and Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA For the Three Months and Year Ended September 30, 2003 and 2002

	Three Months Ended		Years Ended
	09/30/03	09/30/02	09/30/03	09/30/02
	(unaudited)		(unaudited)
Calculation of EBITDA
Operating income	$9,281	$5,815	$36,493	$23,369
Depreciation - property and equipment	4,325	5,963	19,717	24,636
Amortization of goodwill and other intangibles	147	438	1,360	2,277

EBITDA	$13,753	$12,216	$57,570	$50,282
Reconciliation of Net Cash Provided by (Used in) Operations to EBITDA
	Three Months Ended		Years Ended
	09/30/03	09/30/02	09/30/03	09/30/02
	(unaudited)		(unaudited)
Net cash provided by (used in) operating activities	$22,753	$35,807	$(23,308)	$48,702
Depreciation - Rental merchandise	(30,203)	(29,765)	(122,287)	(133,416)
Depreciation - discontinued operations - PP&E	--	313	669	--
Amortization of deferred financing fees	393	--	(1,183)	--
Amortization of swap transitional asset	171	--	860	--
Bond and preferred stock accretion	(107)	--	(107)	--
Interest expense	8,160	9,719	36,171	44,440
Interest income	(16)	(25)	(93)	(357)
Settlement of class action lawsuit	--	--	14,000	--
Other income (expense)	675	491	(4,028)	(2,364)
Income taxes	850	1,897	4,040	16,483
Cumulative effect of change in accounting principle	--	--	--	41,527
Write-off of deferred financing costs	--	--	(1,143)	(3,810)
Deferred income taxes	(850)	(1,896)	(4,915)	--
Goodwill impairment	--	--	--	(58,935)
Market adjustment for interest rate swap derivative	(953)	1,418	(4,576)	(479)
Market adjustment for preferred stock conversion option derivative	(1,666)	--	(1,899)	--
Write-off of property and equipment	(1,624)	(87)	(3,649)	(1,571)
Gain on sale of assets	1,263	28	1,894	552
Changes in assets and liabilities:
Restricted cash for shareholder litigation:	10,000	--	10,000	--
Prepaid expenses	(2,954)	(2,884)	(2,217)	(3,173)
Rental merchandise	34,489	13,487	146,758	123,367
Rental merchandise deposits and credits due from vendors	(76)	(142)	3,161	(1,491)
Income tax receivable	(102)	(733)	54	(4,048)
Other assets	(4,547)	933	7,000	(1,669)
Accounts payable	(16,884)	(8,628)	(10,206)	1,900
Other liabilities	(5,213)	(2,852)	3,725	(1,128)
Cash provided by (used in) discontinued operations	194	(4,865)	8,849	(14,248)

EBITDA	$13,753	$12,216	$57,570	$50,282